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                                                                    EXHIBIT 21.1

                             LIST OF SUBSIDIARIES


The Company has the following subsidiaries:

Software.com Ltd. (UK);
Nihon Software.com Ltd.(Japan);
Software.com Pte. Ltd. (Singapore);
Software.com Italia S.r.1.;
Software.com Deutschland Gmbh;
Software.com Hong Kong Limited;
Mobility.Net Corporation;
Software.com, BV;
Software.com Telarc, Inc.; and
Software.com International, Inc.